EXHIBIT 5.3


                           STOCK OPTION AGREEMENT

         This Stock Option Agreement (this "AGREEMENT") is entered into as of March 31, 1999, by and between Telescan, Inc., a Delaware corporation ("TELESCAN"), and MicroCap Financial Services.com, Inc., a Delaware corporation ("MICROCAP"),

         WHEREAS, contemporaneously with the execution of this Agreement, the parties are entering into a Stock Exchange Agreement dated as of the date hereof ("EXCHANGE AGREEMENT"), whereby (i) Telescan shall issue and deliver to MicroCap shares of its common stock, par value $0.01 per share ("TELESCAN COMMON STOCK"), and (ii) MicroCap shall issue and deliver to Telescan shares of its common stock, par value $0.001 per share ("MICROCAP COMMON STOCK"); and

         WHEREAS, in connection with the transactions contemplated in the Exchange Agreement, Telescan desires to acquire a non-assignable option (the "OPTION") to purchase shares of MicroCap Common Stock such that, after giving effect to the 5,176,161 shares of MicroCap acquired by Telescan in connection with the Stock Exchange Agreement, Telescan would upon exercise of the Option then own not more than 19.9% of the then outstanding MicroCap Common Stock (the "OPTION SHARES"), and;

         WHEREAS, MicroCap desires to issue the Option to Telescan, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. ISSUANCE OF THE OPTION. By execution hereof, MicroCap hereby grants the Option to Telescan. The exercise price of this Option will be $3.75 per share (the "Exercise Price"). The number of Option Shares and the Exercise Price per Option Share under this Option are subject to adjustment as provided in Section 5 hereof and shall in the aggregate upon exercise cause Telescan to own no more than 19.99% ofthe then outstanding shares of common stock of MicroCap.

         Section 2. CONSIDERATION. As consideration for the Option, Telescan shall issue and deliver on the date hereof, 25,000 unregistered shares of Telescan Common Stock to MicroCap. Such shares of Telescan Common Stock shall be fully paid and nonassessable upon issuance hereunder.

         Section 3. EXERCISE OF THE OPTION. The Option may be exercised, in whole or in part, by the Telescan by written notice to MicroCap at the address set forth in the Exchange Agreement (specifying the number of Option Shares being purchased), at any time within the period beginning on the date hereof and expiring at 5:00 p.m. Houston, Texas time, on March 30, 2000 ("EXERCISE PERIOD"), and by payment to MicroCap by certified check or bank draft in an amount equal to the Exercise Price multiplied by the number of shares of MicroCap Common Stock so purchased.

                      MicroCap 1000 Stock Option Agreement

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MicroCap agrees that the shares of MicroCap Common Stock so purchased shall be deemed to be issued to Telescan as the record owner thereof as of the close of business on the date on which payment is made for such shares of MicroCap Common Stock. Certificates representing the shares of MicroCap Common Stock so purchased, together with any cash for fractional shares of MicroCap Common Stock paid pursuant to Section 5(c) hereof, shall be delivered to Telescan promptly.

         Section 4. MICROCAP COVENANTS. MicroCap covenants and agrees (a) that all shares of MicroCap Common Stock which may be issued upon the exercise of the Option represented by this Agreement, upon issuance and when fully paid for, will be validly issued, fully paid and nonassessable and free of all taxes, liens, charges, encumbrances and security interests, (b) that during the Exercise Period, MicroCap will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the Option evidenced by this Agreement, sufficient shares of MicroCap Common Stock to provide for the exercise of the Option represented by this Agreement, and (c) that MicroCap will take all such action as may be necessary to ensure that the shares of MicroCap Common Stock issuable upon the exercise of the Option may be so issued without violation of any applicable law or regulation, or any requirement of any securities exchange upon which any capital stock of MicroCap may be listed.

         Section 5. ADJUSTMENTS.

                  (a) ADJUSTMENTS. The number of Option Shares and the Exercise Price per Option Share hereunder are subject to adjustment as follows:

                           (1) ADJUSTMENT OF EXERCISE PRICE. If at any time
following the issuance of the Option, MicroCap shall issue any MicroCap Common Stock or any security or evidence of indebtedness which is convertible into or exchangeable for MicroCap Common Stock, or any warrant, option or other right to subscribe for or purchase MicroCap Common Stock, or any evidence of indebtedness which is convertible into or exchangeable for MicroCap Common Stock or which represents an equivalent claim on assets of MicroCap as does the MicroCap Common Stock (hereinafter "EQUITY STOCK"), other than Excluded Stock (as hereinafter defined) for a consideration per share which is less than the Exercise Price then in effect, then the Exercise Price shall immediately be reduced to equal the lesser price paid for the Equity Stock. In the case of cash consideration, the consideration per share received by MicroCap shall be before deduction of any commissions, fees or expenses. In the case of Equity Stock in the form of options, warrants, exchangeable or convertible securities or rights thereto, cash consideration shall be deemed to include the consideration, if any, to be received by MicroCap upon the exercise, conversion or exchange of same. In the case of consideration other than cash, the consideration shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of MicroCap. Excluded Stock shall mean (i) all stock issued or reserved for issuance by MicroCap for stock dividends, (ii) stock issued or reserved for employee stock options, so long as the total of such options does not exceed 15% of the MicroCap Common Stock then outstanding, (iii) shares of MicroCap Common Stock issued in connection with a Change in Control (as provided in Section 6 below), (iv) shares issued, issuable or reserved for issuance upon the operation of the anti-dilution provisions of any securities of MicroCap, and (v) shares issued, issuable or reserved for issuance upon exercise of currently outstanding options, warrants or other rights to purchase securities of MicroCap.

                      MicroCap 1000 Stock Option Agreement

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                                    (2) DE MINIMIS ADJUSTMENTS. No adjustments
in the Exercise Price and number of shares of MicroCap Common Stock purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least $0.10 in the Exercise Price; provided, however, that any adjustments which by reason of this Section 5(a)(2) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest full share.

                  (b) NOTICE OF ADJUSTMENT. Whenever the number of Option Shares purchasable upon the exercise of the Option or the Exercise Price is adjusted, as herein provided, MicroCap shall promptly notify Telescan in writing (such writing referred to as an "ADJUSTMENT NOTICE") of such adjustment or adjustments and shall deliver to Telescan a statement setting forth the number of Option Shares purchasable upon the exercise of the Option and the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

                  (c) FRACTIONAL INTEREST. MicroCap shall not be required to issue fractional shares of MicroCap Common Stock on the exercise of the Option. The number of full shares of Common Stock which shall be issuable upon an exercise shall be computed on the basis of the aggregate number of the whole shares of MicroCap Common Stock purchasable on such exercise. If any fraction of a share of MicroCap Common Stock would, except for the provisions of this
Section 5(cj be issuable on the exercise of the Option (or specified portion thereof), MicroCap shall pay an amount in cash equal to the closing price of one share of MicroCap Common Stock on the date of exercise multiplied by such fraction, computed to the nearest whole cent.

         Section 6. CHANGE IN CONTROL.

                  (a) OPTIONAL REDEMPTION. In the event there is a Change in Control (as defined below) of MicroCap, Telescan shall have the right, but not the obligation, to demand that MicroCap redeem the Option for cash ("REDEMPTION RIGHT"), in an amount equal to the number of Option Shares remaining thereunder, multiplied by the difference between the Exercise Price and the consideration per share to be received by MicroCap stockholders in connection with such Change in Control ("REDEMPTION CONSIDERATION"). If MicroCap stockholders are to receive non-cash consideration in connection with a Change of Control, the per share value thereof shall be determined in good faith by the Board of Directors of MicroCap.

                  (b) PROCEDURE. No less than thirty (30) days prior to the effective date of a transaction constituting a Change in Control, MicroCap shall give written notice thereof to Telescan, which notice shall contain a reasonable description of such transaction, including (i) the identity of the parties, (ii) the consideration to be received by the MicroCap stockholders in connection therewith, and (iii) any other material terms and conditions. Telescan must then exercise this Redemption Right by written notice received by MicroCap at least
(5) days prior to the effective date for the transaction constituting a Change in Control. Telescan may condition the exercise of this Redemption Right upon the effectiveness of the Change in Control transaction.

                      MicroCap 1000 Stock Option Agreement

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If Telescau exercises its Redemption Right, MicroCap shall be obligated to deliver the Redemption Consideration to Telescan immediately available funds upon the consummation of the Change in Control. The failure by Telescan to exercise its redemption rights under this Section 6 shall not have affect the Option.

                  (c) DEFINITION OF CHANGE IN CONTROL. For purposes of this
Section 6, the term "Change in Control" shall mean (i) a transaction or series of transactions in which MicroCap sells all or substantially all of its assets or (ii) any merger, share, exchange, consolidation, reorganization, recapitalization or other business combination pursuant to which shares of MicroCap Common Stock would be converted into cash, stock securities or other property of another corporation.

         Section 7. NO VOTING RIGHTS. Prior to exercise, this Option shall not entitle Telescan to any voting rights or other rights as a stockholder of MicroCap with respect to the Option Shares.

         Section 8. CLOSING OF BOOKS. MicroCap will at no time close its transfer books against the transfer of the Options or of any shares of MicroCap Common Stock or other securities issuable upon the exercise of the Option in any manner which interferes with the timely exercise of the Option.

         Section 9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the federal laws of the United States and the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of the State of Texas.

         Section 10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed be be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                            AGREED AND ACCEPTED BY:

Company:   Telescan, Inc.         Company: MicroCap Financial Services.com, Inc.
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Signature: /s/ Roger C. Wadsworth          /s/ Jay Matulich
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  Name:    Roger C. Wadsworth        Name: Jay Matulich
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 Title:    Senior Vice President    Title: Sr. V.P.
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  Date:    3/31/99                   Date: 3/31/99
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                          MicroCap 1000 Stock Option Agreement

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